EXHIBIT 16.1

[LETTERHEAD OF MAULDIN & JENKINS, CERTIFIED

PUBLIC ACCOUNTANTS AND CONSULTANTS, LLC]

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

May 20, 2003

Dear Sir or Madam:

We were previously the independent accountants for Crescent Banking Company, and on March 5, 2003 we reported on the consolidated financial statements of Crescent Banking Company. We have read Crescent Banking Company’s statements included under Item 4 of its Form 8-K for May 16, 2003, and we agree with such statements.

Sincerely,

/s/ Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC

Maudlin & Jenkins, Certified Public Accountants and Consultants, LLC

Atlanta, Georgia

May 20, 2003

cc:	Mr. J. Donald Boggus, Jr.
President	and Chief Executive Officer
Crescent	Banking Company